Exhibit 99.1

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna tmckenna@rocksp.com Phone: 609-734-6430

Rockwood Reports Strong First Quarter Results

Princeton, New Jersey; April 30, 2007 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today reported that net sales increased 9.9 percent and Adjusted EBITDA increased 17.6 percent for the first quarter of 2007 on strong growth in several businesses.  The Company reported:

•                  Net sales were $796.1 million for the first quarter of 2007, up 9.9% compared to $724.1 million for the same period in the prior year.

•                  Adjusted EBITDA was $156.2 million for the first quarter of 2007, up 17.6% compared to $132.8 million for the same period in the prior year.

•                  Excluding the positive impact of foreign currency changes, net sales were up 4.3% and Adjusted EBITDA was up 11.1% for the first quarter of 2007.

•                  Net income for the first quarter of 2007 was $145.3 million, including income of $112.9 million related to net non-recurring and other special items, primarily related to the gain on sale of Groupe Novasep of $115.7 million (net of taxes).  Net income for the first quarter of 2006 was $40.0 million, including income of $10.5 million related to net non-recurring and other special items.

•                  Diluted earnings per share were $1.93 in the first quarter of 2007 compared to diluted earnings per share of $0.53 in the same period in the prior year.  Diluted earnings per share in the first quarter of 2007 included income from non-recurring and other special items related to Groupe Novasep of $1.54, partially offset by other non-recurring and other special charges related to continuing operations of $0.04.  Diluted earnings per share in the first quarter of 2006 included income from certain non-recurring and other special items related to Groupe Novasep of $0.11 and income related to non-recurring and other special items from continuing operations of $0.03.  Excluding net non-recurring and other special items, diluted earnings per share were $0.43 and $0.39 in the first quarter of 2007 and 2006, respectively.

•                  On January 9, 2007, Rockwood Holdings sold its Groupe Novasep subsidiary and received net cash proceeds of $423.3 million.  The results of this business have been accounted for as a discontinued operation in the condensed consolidated financial statements for all periods presented.

Seifi Ghasemi, Chairman and Chief Executive Officer, said “Our strong results in the first quarter, once again, confirm the fundamental strength of our businesses.  Our diversified exposure to end markets and our geographic balance enabled us to deliver strong results despite signs of economic slowdown in North America.  In addition, our continued focus on promoting growth and improving productivity enabled us to improve our margin despite increasing raw material and energy costs.”

Looking ahead, Mr. Ghasemi said, “Our first quarter has provided an excellent start to the year, with strong growth in sales and EBITDA.  Despite some weak spots in our North American business, we are on track to achieve our targeted goals of five to six percent growth in sales while achieving overall EBITDA margins of 19 percent.”

First Quarter Results

Specialty Chemicals

Net sales increased 17.4% and Adjusted EBITDA increased 32.9% in the first quarter of 2007 compared to the same period in the prior year.  Higher selling prices and increased volumes of lithium products had a favorable impact on our results.  In the Surface Treatment business, net sales and Adjusted EBITDA were favorably impacted by growth in most markets and all regions served, particularly in European automotive, general industrial and aerospace applications, as well as higher selling prices.

Performance Additives

Net sales increased 1.3% while Adjusted EBITDA decreased 2.1% in the first quarter of 2007 compared to the same period in the prior year.  Adjusted EBITDA was down primarily from the lower volumes of ACQ products in our Timber Treatment Chemicals business and higher copper prices that were partially offset by higher selling prices.  In our Color Pigments and Services business, higher construction volumes in Europe were partially offset by lower construction volumes in North America.  In our Clay-based Additives business, lower volumes to the oilfield and carbonless paper markets were partially offset by higher selling prices.

Titanium Dioxide Pigments

Net sales increased 7.3% and Adjusted EBITDA increased 7.2% in the first quarter of 2007 compared to the same period in the prior year.  Our results were up from the positive impact of currency changes, as well as higher selling prices for functional additives.  This was partially offset by higher raw material and energy costs and lower volumes of titanium dioxide and functional additives.

Advanced Ceramics

Net sales increased 13.8% and Adjusted EBITDA increased 22.0% in the first quarter of 2007 compared to the same period in the prior year.  Results were up primarily from increased volumes across most businesses as well as productivity improvements.

Specialty Compounds

Net sales increased 10.1% and Adjusted EBITDA increased 11.0% in the first quarter of 2007 compared to the same period in the prior year.  Results were up due to additional volume from an acquisition made in October 2006 in the wire and cable business.  Excluding the results of the acquisition, results were lower as wire and cable sales decreased from a general downturn in the market, particularly in construction-related applications, and a reduction in customer inventory levels.

Electronics

Net sales increased 5.7% and Adjusted EBITDA increased 9.3% in the first quarter of 2007 compared to the same period in the prior year. Results improved primarily due to increased volumes in our printed circuit board chemicals business.

In the first quarter of 2007, we sold our United States Wafer Reclaim business for approximately $11.0 million and reported a gain of $4.3 million.  In addition, restructuring charges of $3.7 million were incurred in the Electronics segment and were primarily related to the sale of this business.

Other

Interest Expense.  For the first quarter of 2007, interest expense increased $14.9 million.  The first quarter of 2007 and 2006 included losses of $2.8 million and gains of $10.7 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments.  The remaining increase of $1.4 million was primarily due to higher interest rates.

Interest Income.  Interest income increased $3.7 million in the first quarter of 2007 compared to the same period in the prior year primarily related to interest earned on the net cash proceeds received from the sale of Groupe Novasep in January 2007.

Free Cash Flow

Our free cash flow was $14.5 million for the first quarter of 2007. This amount consists of cash provided by operating activities of $71.3 million plus proceeds on the sale of property, plant and equipment of $0.4 million, less non-recurring items of $9.9 million and capital expenditures of $47.3 million.  Net debt, which is total debt less cash and cash equivalents, was $2,294.1 million and $2,811.0 million as of March 31, 2007 and December 31, 2006, respectively.

On April 13, 2007, the Company provided notice that it will redeem its outstanding 10 5/8% Senior Subordinated Notes due 2011 in the aggregate principal amount of $273.4 million on May 15, 2007.

Conference Call and Webcast

We will host a conference call and webcast to discuss the results of operations for the first quarter ended March 31, 2007, on Monday, April 30, 2007 at 10 a.m. Eastern Time.  The dial-in number to access via conference call in the U.S. is (800) 401-8436 and the international dial-in number is (612) 332-0637.  No access code is needed for either call.  A replay of the conference call will be available through May 7, 2007 at (800) 475-6701 in the U.S., access code: 869799, and internationally at (320) 365-3844, access code: 869799.

A listen only, live webcast of the conference call will be available at www.rocksp.com.  Materials for the call, including a PowerPoint file detailing the results, will be available for download on the site on the morning of the call.  The webcast and PowerPoint file will be archived on Rockwood’s website.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures”, such as, a discussion of Adjusted EBITDA, Free Cash Flow and diluted earnings per share excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the senior secured credit agreement as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options vest (as both such bonuses and options are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with the Company’s debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of Adjusted EBITDA to net income is contained in the press release. We strongly urge you to review the reconciliation. In addition, the Company discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and significant acquisition/divestiture/merger/joint venture impacts). Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity.  Our presentation of free cash flow is defined as net cash from operating activities excluding non-recurring items, less net cash used in investing activities, excluding acquisitions. Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity.  Diluted earnings per share excluding certain items is not intended to be an alternative for earnings per share.  Management believes that diluted earnings per share excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Reconciliations of these non-GAAP financial measures are included herein.  These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3.0 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2006 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share amounts; shares in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$796.1	$724.1
Cost of products sold	539.1	498.3

Gross profit	257.0	225.8

Selling, general and administrative expenses	154.8	140.6
Restructuring charges, net	4.5	1.2
Gain on sale of assets	(4.8)	(0.5)

Operating income	102.5	84.5

Other income (expenses):
Interest expense	(54.7)	(39.8)
Interest income	5.1	1.4
Refinancing expenses	(0.9)	—
Foreign exchange gain (loss), net	0.4	(2.9)
Other, net	(0.1)	1.6
Net	(50.2)	(39.7)

Income before taxes and minority interest	52.3	44.8
Income tax provision	22.0	18.3

Income from continuing operations before minority interest	30.3	26.5
Minority interest in continuing operations	(1.1)	—
Net income from continuing operations	29.2	26.5

Income from discontinued operations, net of tax	116.2	16.5
Minority interest in discontinued operations	(0.1)	(3.0)

Net income	$145.3	$40.0

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.36
Earnings from discontinued operations, net of tax	1.57	0.18
Basic earnings per share	$1.97	$0.54

Diluted earnings per share:
Earnings from continuing operations	$0.39	$0.35
Earnings from discontinued operations, net of tax	1.54	0.18
Diluted earnings per share	$1.93	$0.53

Weighted average number of basic shares outstanding	73,786	73,779

Weighted average number of diluted shares outstanding	75,392	74,966

Rockwood Holdings, Inc. and Subsidiaries
Net Sales and Adjusted EBITDA

	Net Sales
	Three Months Ended
	March 31,
($ in millions)	2007	2006	% Change
Specialty Chemicals	$267.9	$228.1	17.4%
Performance Additives	184.8	182.5	1.3%
Titanium Dioxide Pigments	116.1	108.2	7.3%
Advanced Ceramics	105.5	92.7	13.8%
Specialty Compounds	69.6	63.2	10.1%
Electronics	52.2	49.4	5.7%
Total	$796.1	$724.1	9.9%

	Adjusted EBITDA
	Three Months Ended
	March 31,
($ in millions)	2007	2006	% Change
Specialty Chemicals	$68.3	$51.4	32.9%
Performance Additives	32.6	33.3	-2.1%
Titanium Dioxide Pigments	22.4	20.9	7.2%
Advanced Ceramics	28.8	23.6	22.0%
Specialty Compounds	8.1	7.3	11.0%
Electronics	9.4	8.6	9.3%
Corporate	(13.4)	(12.3)	-8.9%
Adjusted EBITDA	$156.2	$132.8	17.6%

Rockwood Holdings, Inc. and Subsidiaries
Reconciliation of Segment Sales and Adjusted EBITDA

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2007	2006	Change in $	Change in %
Net Sales:
Specialty Chemicals	$267.9	$228.1	$39.8	17.4%
Performance Additives	184.8	182.5	2.3	1.3
Titanium Dioxide Pigments	116.1	108.2	7.9	7.3
Advanced Ceramics	105.5	92.7	12.8	13.8
Specialty Compounds	69.6	63.2	6.4	10.1
Electronics	52.2	49.4	2.8	5.7
Total	$796.1	$724.1	$72.0	9.9%

	Foreign
	Exchange	Organic	Organic
($ in millions)	Effect in $	Change in $	Change in %
Net Sales:
Specialty Chemicals	$13.6	$26.2	11.5%
Performance Additives	5.7	(3.4)	(1.9)
Titanium Dioxide Pigments	9.6	(1.7)	(1.6)
Advanced Ceramics	7.9	4.9	5.3
Specialty Compounds	2.5	3.9	6.2
Electronics	1.9	0.9	1.8
Total	$41.2	$30.8	4.3%

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2007	2006	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$68.3	$51.4	$16.9	32.9%
Performance Additives	32.6	33.3	(0.7)	(2.1)
Titanium Dioxide Pigments	22.4	20.9	1.5	7.2
Advanced Ceramics	28.8	23.6	5.2	22.0
Specialty Compounds	8.1	7.3	0.8	11.0
Electronics	9.4	8.6	0.8	9.3
Corporate	(13.4)	(12.3)	(1.1)	(8.9)
Adjusted EBITDA	$156.2	$132.8	$23.4	17.6%

	Foreign
	Exchange	Organic	Organic
($ in millions)	Effect in $	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$3.2	$13.7	26.7%
Performance Additives	1.0	(1.7)	(5.1)
Titanium Dioxide Pigments	1.9	(0.4)	(1.9)
Advanced Ceramics	2.4	2.8	11.9
Specialty Compounds	0.2	0.6	8.2
Electronics	0.3	0.5	5.8
Corporate	(0.3)	(0.8)	(6.5)
Adjusted EBITDA	$8.7	$14.7	11.1%

Rockwood Holdings, Inc. and Subsidiaries
Reconciliation of Income before Taxes and Minority Interest to Adjusted EBITDA by Segment

	Specialty	Performance	Titanium Dioxide	Advanced
($ in millions)	Chemicals	Additives	Pigments	Ceramics
Three months ended March 31, 2007

Income (loss) before taxes and minority interest	$46.8	$16.0	$4.2	$10.8
Interest expense	9.4	3.3	7.9	7.9
Interest income	(0.8)	(0.2)	—	0.2
Depreciation and amortization	12.8	12.6	10.3	9.6
Restructuring and related charges	0.2	—	—	0.1
CCA litigation defense costs	—	0.1	—	—
Systems/organization establishment expenses	—	0.5	—	0.2
Cancelled acquisition and disposal costs	—	—	—	—
Cost incurred related to debt modification	—	—	—	—
Loss (gain) on sale of assets	—	0.1	—	—
Foreign exchange loss (gain), net	0.2	0.1	—	—
Other	(0.3)	0.1	—	—
Adjusted EBITDA	$68.3	$32.6	$22.4	$28.8

	Specialty
($ in millions)	Compounds	Electronics	Corporate	Consolidated
Three months ended March 31, 2007

Income (loss) before taxes and minority interest	$3.0	$7.0	$(35.5)	$52.3
Interest expense	2.4	0.1	23.7	54.7
Interest income	(0.2)	(0.3)	(3.8)	(5.1)
Depreciation and amortization	2.7	4.0	1.2	53.2
Restructuring and related charges	—	3.7	0.5	4.5
CCA litigation defense costs	—	—	—	0.1
Systems/organization establishment expenses	0.2	—	—	0.9
Cancelled acquisition and disposal costs	—	—	0.1	0.1
Cost incurred related to debt modification	—	—	0.9	0.9
Loss (gain) on sale of assets	—	(4.8)	(0.1)	(4.8)
Foreign exchange loss (gain), net	—	(0.3)	(0.4)	(0.4)
Other	—	—	—	(0.2)
Adjusted EBITDA	$8.1	$9.4	$(13.4)	$156.2

	Specialty	Performance	Titanium Dioxide	Advanced
($ in millions)	Chemicals	Additives	Pigments	Ceramics
Three months ended March 31, 2006

Income (loss) before taxes and minority interest	$30.1	$20.0	$6.5	$7.6
Interest expense	10.6	4.0	7.0	7.4
Interest income	(1.4)	—	—	—
Depreciation and amortization	11.4	8.1	9.0	8.2
Restructuring and related charges	0.2	0.2	—	—
CCA litigation defense costs	—	0.3	—	—
Systems/organization establishment expenses	—	—	—	—
Cancelled acquisition and disposal costs	0.6	—	—	—
Inventory write-up reversal	—	0.8	—	—
Gain on sale of assets	—	(0.1)	—	—
Foreign exchange (gain) loss, net	(0.1)	0.1	—	—
Other	—	(0.1)	(1.6)	0.4
Adjusted EBITDA	$51.4	$33.3	$20.9	$23.6

	Specialty
($ in millions)	Compounds	Electronics	Corporate	Consolidated
Three months ended March 31, 2006

Income (loss) before taxes and minority interest	$5.4	$2.4	$(27.2)	$44.8
Interest expense	—	1.2	9.6	39.8
Interest income	(0.1)	(0.4)	0.5	(1.4)
Depreciation and amortization	2.0	4.2	0.8	43.7
Restructuring and related charges	—	0.8	—	1.2
CCA litigation defense costs	—	—	—	0.3
Systems/organization establishment expenses	—	—	1.9	1.9
Cancelled acquisition and disposal costs	—	—	—	0.6
Inventory write-up reversal	—	—	—	0.8
Gain on sale of assets	—	—	(0.4)	(0.5)
Foreign exchange (gain) loss, net	—	0.4	2.5	2.9
Other	—	—	—	(1.3)
Adjusted EBITDA	$7.3	$8.6	$(12.3)	$132.8

Rockwood Holdings, Inc. and Subsidiaries
Consolidated Reconciliation of Net Income to Adjusted EBITDA
($ in millions)

	Three Months Ended
	March 31,
	2007	2006
Net income	$145.3	$40.0
Income from discontinued operations, net of tax	(116.2)	(16.5)
Minority interest in discontinued operations	0.1	3.0
Net income from continuing operations	29.2	26.5
Income tax provision	22.0	18.3
Minority interest in continuing operations	1.1	—
Income before taxes and minority interest	52.3	44.8
Interest expense	54.7	39.8
Interest income	(5.1)	(1.4)
Depreciation and amortization	53.2	43.7
Restructuring and related charges	4.5	1.2
CCA litigation defense costs	0.1	0.3
Systems/organization establishment expenses	0.9	1.9
Cancelled acquisition and disposal costs	0.1	0.6
Costs incurred related to debt modification	0.9	—
Inventory write-up reversal	—	0.8
Gain on sale of assets	(4.8)	(0.5)
Foreign exchange (gain) loss, net	(0.4)	2.9
Other	(0.2)	(1.3)
Adjusted EBITDA	$156.2	$132.8

Rockwood Holdings, Inc. and Subsidiaries
Consolidated Reconciliation of Net Income/Diluted EPS as Reported to Net Income/Diluted EPS as Adjusted
(Dollars in millions, except per share amounts; shares in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2006
	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported	$145.3	$1.93	$40.0	$0.53

Net non-recurring and other special items:
Novasep-related items	(115.7)	(1.54)	(8.0)	(0.11)
Systems organization/establishment expenses	0.6	0.01	1.1	0.01
Mark-to-market swap loss (gain)	1.7	0.02	(6.6)	(0.09)
FX (gains) losses on debt	(0.1)	—	2.1	0.03
Restructuring charges	3.1	0.04	0.8	0.01
Costs incurred related to debt modifications	0.5	0.01	—	—
Gain on sale of assets	(3.1)	(0.04)	(0.3)	—
Other	0.1	—	0.4	0.01
Total non-recurring and other items	(112.9)	(1.50)	(10.5)	(0.14)

As adjusted	$32.4	$0.43	$29.5	$0.39

Weighted average number of diluted shares outstanding		75,392		74,966